                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                                Spatialight, Inc.
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share
                         (Title of Class of Securities)

                                    805691102
                                 (CUSIP Number)

                            -------------------------

                              Steven Francis Tripp
                            2021 Brook Highland Ridge
                            Birmingham, Alabama 35242
                                 (205) 991-3375
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                            -------------------------

                                    Copy to:

                            M. Williams Goodwyn, Jr.
                         Bradley Arant Rose & White LLP
                           2001 Park Place, Suite 1400
                         Birmingham, Alabama 35203-2736

                            -------------------------

                                February 26, 1999
             (Date of Event Which Requires Filing of this Statement)

--------------------------------------------------------------------------------

If this filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 805691102                       13D
--------------------------

--------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Ronald A. Weyers

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

-------- -----------------------------------------------------------------------

                        7     SOLE VOTING POWER
                                       166,666.67

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES            8     SHARED VOTING POWER
   BENEFICIALLY                        -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING          9     SOLE DISPOSITIVE POWER
      PERSON                           166,666.67
       WITH
                      ------- --------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                                       -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  166,666.67

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  1.46%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------

--------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Jeffrey J. Weyers

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------


   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

-------- -----------------------------------------------------------------------

                        7     SOLE VOTING POWER
                                       166,666.67

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES            8     SHARED VOTING POWER
   BENEFICIALLY                        -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING          9     SOLE DISPOSITIVE POWER
      PERSON                           166,666.67
       WITH
                      ------- --------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                                       -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  166,666.67

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  1.46%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


--------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Robert J. Weyers

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

-------- -----------------------------------------------------------------------

                        7     SOLE VOTING POWER
                                       166,666.67

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES            8     SHARED VOTING POWER
   BENEFICIALLY                        -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING          9     SOLE DISPOSITIVE POWER
      PERSON                           166,666.67
       WITH
                      ------- --------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                                       -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  166,666.67

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  1.46%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------

-------- -----------------------------------------------------------------------

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Matthew A. King

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

-------- -----------------------------------------------------------------------

                        7     SOLE VOTING POWER
                                     50,000

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES            8     SHARED VOTING POWER
   BENEFICIALLY                        -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON            9     SOLE DISPOSITIVE POWER
       WITH                            50,000

                      ------- --------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                                       -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  50,000

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.44%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Robert O. Rolfe

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

-------- -----------------------------------------------------------------------

                        7     SOLE VOTING POWER
                                       133,333.33

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES            8     SHARED VOTING POWER
   BENEFICIALLY                        -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON            9     SOLE DISPOSITIVE POWER
       WITH                            133,333.33

                      ------- --------------------------------------------------


                        10    SHARED DISPOSITIVE POWER
                                       -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  133,333.33

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  1.17%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         John W. Eakin

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

-------- -----------------------------------------------------------------------

                           7     SOLE VOTING POWER
                                          33,333.33

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES               8     SHARED VOTING POWER
   BENEFICIALLY                           -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON               9     SOLE DISPOSITIVE POWER
       WITH                               33,333.33

                      ------- --------------------------------------------------

                           10    SHARED DISPOSITIVE POWER
                                          -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  33,333.33

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.30%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


--------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Bryan B. Starr, Sr.

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America


-------- -----------------------------------------------------------------------

                           7     SOLE VOTING POWER
                                          33,333.33

                      ------- --------------------------------------------------

     NUMBER OF             8     SHARED VOTING POWER
      SHARES                              -0-
   BENEFICIALLY
     OWNED BY         ------- --------------------------------------------------
       EACH
     REPORTING             9     SOLE DISPOSITIVE POWER
      PERSON                              33,333.33
       WITH
                      ------- --------------------------------------------------

                           10    SHARED DISPOSITIVE POWER
                                          -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  33,333.33

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.30%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


--------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Bryan B. Starr, Jr.

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

-------- -----------------------------------------------------------------------

                           7     SOLE VOTING POWER
                                          33,333.33

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES               8     SHARED VOTING POWER
   BENEFICIALLY                           -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON               9     SOLE DISPOSITIVE POWER
       WITH                               33,333.33

                      ------- --------------------------------------------------

                           10    SHARED DISPOSITIVE POWER
                                          -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  33,333.33

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.30%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Robert E. Woods

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

-------- -----------------------------------------------------------------------

                           7     SOLE VOTING POWER
                                          66,666.67

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES               8     SHARED VOTING POWER
   BENEFICIALLY                           -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON               9     SOLE DISPOSITIVE POWER
       WITH                               66,666.67

                      ------- --------------------------------------------------

                           10    SHARED DISPOSITIVE POWER
                                          -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  66,666.67

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.59%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Marcia K. Tripp

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

-------- -----------------------------------------------------------------------

                           7     SOLE VOTING POWER
                                          266,666.67

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES               8     SHARED VOTING POWER
   BENEFICIALLY                           -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON               9     SOLE DISPOSITIVE POWER
       WITH                               266,666.67

                      ------- --------------------------------------------------

                           10    SHARED DISPOSITIVE POWER
                                          -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  266,666.67

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.31%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Lisa Marie Tripp Trust

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Alabama

-------- -----------------------------------------------------------------------

                           7     SOLE VOTING POWER
                                          66,666.67

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES               8     SHARED VOTING POWER
   BENEFICIALLY                           -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON               9     SOLE DISPOSITIVE POWER
       WITH                               66,666.67

                      ------- --------------------------------------------------

                           10    SHARED DISPOSITIVE POWER
                                          -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  66,666.67

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.59%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  OO

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


--------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Wayne Patrick Tripp Trust

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Alabama

-------- -----------------------------------------------------------------------

                           7     SOLE VOTING POWER
                                          66,666.67

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES               8     SHARED VOTING POWER
   BENEFICIALLY                           -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON               9     SOLE DISPOSITIVE POWER
       WITH                               66,666.67

                      ------- --------------------------------------------------

                           10    SHARED DISPOSITIVE POWER
                                          -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  66,666.67

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.59%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  OO

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Steven Francis Tripp

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

-------- -----------------------------------------------------------------------

                           7     SOLE VOTING POWER
                                          133,333.33

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES               8     SHARED VOTING POWER
   BENEFICIALLY                           -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON               9     SOLE DISPOSITIVE POWER
       WITH                               133,333.33

                      ------- --------------------------------------------------

                           10    SHARED DISPOSITIVE POWER
                                          -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  133,333.33

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  1.17%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         FBO Jimmie H. Harvey, M.D. Birmingham Hematology & Oncology Associates, SLB Flex Prototype P/S Plan DTD 10-17-85

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Alabama

-------- -----------------------------------------------------------------------

                           7     SOLE VOTING POWER
                                          166,666.67

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES               8     SHARED VOTING POWER
   BENEFICIALLY                           -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON               9     SOLE DISPOSITIVE POWER
       WITH                               166,666.67

                      ------- --------------------------------------------------

                           10    SHARED DISPOSITIVE POWER
                                          -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  166,666.67

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  1.46%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  EP

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Jimmie H. Harvey, M.D.

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

-------- -----------------------------------------------------------------------

                           7     SOLE VOTING POWER
                                          334,933.33

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES               8     SHARED VOTING POWER
   BENEFICIALLY                           -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON               9     SOLE DISPOSITIVE POWER
       WITH                               334,933.33

                      ------- --------------------------------------------------

                           10    SHARED DISPOSITIVE POWER
                                          -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  334,933.33

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.88%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


-------- -----------------------------------------------------------------------

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Hilliard Limited Partnership

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  WC

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                     State of Wisconsin

-------- -----------------------------------------------------------------------

                           7     SOLE VOTING POWER
                                          200,000

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES               8     SHARED VOTING POWER
   BENEFICIALLY                           -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON               9     SOLE DISPOSITIVE POWER
       WITH                               200,000

                      ------- --------------------------------------------------

                           10    SHARED DISPOSITIVE POWER
                                          -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  200,000

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  1.74%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  PN

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


--------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Wallace J. Hilliard Flint Trust

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Wisconsin

-------- -----------------------------------------------------------------------

                           7     SOLE VOTING POWER
                                          133,333.33

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES               8     SHARED VOTING POWER
   BENEFICIALLY                           -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON               9     SOLE DISPOSITIVE POWER
       WITH                               133,333.33

                      ------- --------------------------------------------------

                           10    SHARED DISPOSITIVE POWER
                                          -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  133,333.33

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  1.17%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  OO

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


--------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Dan Hilliard

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  N/A

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America

-------- -----------------------------------------------------------------------

                           7     SOLE VOTING POWER
                                          133,333.33

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES               8     SHARED VOTING POWER
   BENEFICIALLY                           200,000.00
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON               9     SOLE DISPOSITIVE POWER
       WITH                               133,333.33

                      ------- --------------------------------------------------

                           10    SHARED DISPOSITIVE POWER
                                          200,000.00

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  333,333.33

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.87%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


--------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Paul Klister

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

-------- -----------------------------------------------------------------------

                           7     SOLE VOTING POWER
                                          100,000.00

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES               8     SHARED VOTING POWER
   BENEFICIALLY                           -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON               9     SOLE DISPOSITIVE POWER
       WITH                               100,000.00

                      ------- --------------------------------------------------

                           10    SHARED DISPOSITIVE POWER
                                          -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  100,000.00

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.88%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


--------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Jefferson R. Cobb

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

-------- -----------------------------------------------------------------------

                           7     SOLE VOTING POWER
                                          100,000

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES               8     SHARED VOTING POWER
   BENEFICIALLY                           -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON               9     SOLE DISPOSITIVE POWER
       WITH                               100,000

                      ------- --------------------------------------------------

                           10    SHARED DISPOSITIVE POWER
                                          -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  100,000

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.88%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  IN

--------------------------------------------------------------------------------

CUSIP No. 805691102                       13D
--------------------------


-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         David A. Twiford IRT

-------- -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [x]

-------- -----------------------------------------------------------------------

   3     SEC USE ONLY

-------- -----------------------------------------------------------------------

   4     SOURCE OF FUNDS
                  PF

-------- -----------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(D) OR 2(E)                                                        [ ]

-------- -----------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

-------- -----------------------------------------------------------------------

                           7     SOLE VOTING POWER
                                          33,333.33

                      ------- --------------------------------------------------
     NUMBER OF
      SHARES               8     SHARED VOTING POWER
   BENEFICIALLY                           -0-
     OWNED BY
       EACH           ------- --------------------------------------------------
     REPORTING
      PERSON               9     SOLE DISPOSITIVE POWER
       WITH                               33,333.33

                      ------- --------------------------------------------------

                           10    SHARED DISPOSITIVE POWER
                                          -0-

-------- -----------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  33,333.33

-------- -----------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

-------- -----------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.30%

-------- -----------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON
                  OO

--------------------------------------------------------------------------------

         This Amendment No. 1 amends and supplements the statement on Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on November 25, 1998 (the "Schedule 13D") with respect to shares of Common Stock, par value $0.01 per share ("Spatialight Shares") of Spatialight, Inc., a New York corporation ("Spatialight"). The Schedule 13D was originally filed when certain investors invested in convertible secured notes (the "Notes") of Spatialight that are convertible into Spatialight Shares (the "Original Filing Persons") because the Original Filing Persons may be deemed, with respect to such actions (but not otherwise), to be a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"). This Amendment No. 1 is being filed because certain of the Original Filing Persons have made an additional investment in the Notes and one new investor, the David
A. Twiford IRT, has invested in the Notes (the "Second Round Investment"). The Original Filing Persons and the David A. Twiford IRT (collectively, the "Current Filing Persons") disclaim membership in a Section 13(d)(3) group. Except as amended and supplemented herein, the information set forth in the originally filed Schedule 13D remains true and correct in all material respects.

Item 2.  Identity and Background.

         (a) The name of the new filing person is the David A. Twiford IRT (the "Twiford IRT").

         (b) The business address of the Twiford IRT is 871 Ridgeway Loop, Memphis, Tennessee 38120.

         (c)      Not applicable to the Twiford IRT.

         (d)-(e) During the last five years, the Twiford IRT has not been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors), nor has the Twiford IRT been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Not applicable to the Twiford IRT.

Item 3.  Source and Amount of Funds or Other Consideration.

         David A. Twiford IRT used personal funds to invest in the Notes.

Item 5.  Interest in Securities of the Issuer.

         (a),(b) The Current Filing Persons presently beneficially own an aggregate of 2,151,600.00 Spatialight Shares, or approximately 16.02% of the aggregate number of Spatialight Shares reported by Spatialight as being outstanding as of October 23, 1998. This represents an increase of 334,934.66, or 2.15%, over the number of Spatialight Shares reported as beneficially owned by the Original Filing Persons on the Schedule 13D as originally filed. The table set forth below shows the amount each investor invested in the Second Round Investment. Schedule 1, which is annexed hereto and incorporated herein by reference, sets forth certain information with respect to the total number of Spatialight Shares currently owned by (i) the Twiford IRT, (ii) each of the Original Filing Persons who made an additional investment in the Notes, and
(iii) Jimmie H. Harvey, M.D, and the power of each such person to vote or dispose of the Spatialight Shares owned by such person. The Original

Filing Persons disclaim beneficial ownership of the Spatialight Shares beneficially owned by the Twiford IRT, and the Twiford IRT disclaims beneficial ownership of the Spatialight Shares beneficially owned by the Original Filing Persons.

         Investor                                    Amount Invested in Second Round Investment
         --------                                    ------------------------------------------
         Ronald A. Weyers                            $41,667.00
         Jeffrey J. Weyers                           $41,667.00
         Robert J. Weyers                            $41,667.00
         Robert O. Rolfe                             $50,000.00
         Paul A. Klister                             $50,000.00
         David A. Twiford IRT                        $25,000.00

         (c) All of the milestone events that were to be achieved by Spatialight as a condition to the Original Filing Persons' obligation to advance funds to Spatialight have occurred as of the date hereof. Except for the Twiford IRT's rights under the Note, including its right to receive Spatialight Shares in lieu of interest, David A. Twiford IRT has no right to acquire, directly or indirectly, any Spatialight Shares. Except as described herein, no Current Filing Person has effected any transactions in the Spatialight Shares during the past 60 days. Paul A. Klister acquired 6,700 Spatialight Shares in a broker's transaction on December 15, 1998 at $1.3750 per share. Mr. Klister sold 3,000 Spatialight Shares in a broker's transaction on December 21, 1998 at $1.8125 per share. Mr. Klister sold 3,700 Spatialight Shares in a broker's transaction on December 21, 1998 at $1.6875 per share. Jimmie H. Harvey acquired 1,600 Spatialight Shares in a broker's transaction on December 16, 1998 at $1.5215 per share.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

         The loan documents executed in connection with the Twiford IRT's investment in the Notes are substantially similar to those executed in connection with the Original Filing Persons' investments in the Notes. The Twiford IRT has been granted registration rights under a registration right agreement with Spatialight (the "Registration Rights Agreement"), and the Twiford IRT has entered into a security agreement (the "Security Agreement") and an intercreditor agreement (the "Intercreditor Agreement") relating to its shared security interest in the collateral of Spatialight. The Twiford IRT has also entered into a note holders' representative agreement (the "Note Holders' Representative Agreement") whereby it agreed to nominate to Spatialight Steven Francis Tripp as a director of Spatialight pursuant to the terms of its Loan Agreement and to appoint him its agent for purposes of protecting its rights with respect to the collateral securing the Notes. Other than as disclosed in the Schedule 13D as originally filed, there exist no contracts, arrangements, understandings or relationships (legal or otherwise) among the Current Filing Persons or between any of them and any other person with respect to any securities of Spatialight, including but not limited to the transfer or voting of any such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or losses, or the acquiring or withholding of proxies.

Item 7.  Material to be Filed as Exhibits.

         (a) The Powers of Attorney executed by the Original Filing Persons authorizing the execution of the Schedule 13D and all amendments thereto on their behalf by M. Williams Goodwyn, Jr. or James W. Childs, Jr. that were previously filed as Exhibit 1 to the originally filed Schedule 13D are incorporated herein by reference. Attached to this Amendment No. 1 as Exhibit 1 is a copy of the Power of Attorney executed by the Twiford IRT authorizing the execution of the Schedule 13D and all amendments thereto on its behalf by M. Williams Goodwyn, Jr. or James W. Childs, Jr.

         (b) The loan documents executed in connection with the Twiford IRT's investment in the Notes are substantially similar to those executed in connection with the Original Filing Persons' investments in the Notes. In addition, the Notes issued in connection with the Second Round Investment are substantially similar to the Notes issued to the Original Filing Persons. Therefore, the Form of Note, Form of Loan Agreement, Form of Security Agreement, Form of Intercreditor Agreement, Form of Registration Rights Agreement, and Form of Note Holders' Representative Agreement previously filed as Exhibits 2 through 7 to the originally filed Schedule 13D are incorporated herein by reference. A Form of the Agreement between Spatialight and each of the Original Filing Persons who participated in the Second Round Investment is attached hereto as
Exhibit 2.

                                    SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

                                             DATED: March 5, 1999



                       *                                                     *
---------------------------------------------         ---------------------------------------------
               Ronald A. Weyers                                  Wayne Patrick Tripp Trust

                       *                                                     *
---------------------------------------------         ---------------------------------------------
               Jeffrey J. Weyers                                  Lisa Marie Tripp Trust

                       *                                                     *
---------------------------------------------         ---------------------------------------------
               Robert J. Weyers                                    Steven Francis Tripp

                       *                                                     *
---------------------------------------------         ---------------------------------------------
                Matthew A. King                            FBO Jimmie H. Harvey, M.D. Birmingham
                                                        Hematology & Oncology Associates, SLB Flex
                       *                                      Prototype P/S Plan DTD 10-17-85
---------------------------------------------
                Robert O. Rolfe

                       *                                                      *
---------------------------------------------          ---------------------------------------------
                 John W. Eakin                                     Jimmie H. Harvey, M.D.

                       *                                                      *
---------------------------------------------          ---------------------------------------------
              Bryan B. Starr, Sr.                               Hilliard Limited Partnership

                       *                                                      *
---------------------------------------------          ---------------------------------------------
              Bryan B. Starr, Jr.                              Wallace J. Hilliard Flint Trust

                       *                                                      *
---------------------------------------------          ---------------------------------------------
                Robert E. Woods                                         Paul Klister

                       *                                                      *
---------------------------------------------          ---------------------------------------------
                Marcia K. Tripp                                       Jefferson R. Cobb

                       *                                                      *
---------------------------------------------          ---------------------------------------------
                 Dan Hilliard                                       David A. Twiford IRT

                                                       *By: /s/ JAMES W. CHILDS, JR.
                                                           -----------------------------------------
                                                                    James W. Childs, Jr.
                                                                      attorney-in-fact

                                INDEX TO EXHIBITS


                                                                                             PAGES IN
                                                                                           SEQUENTIALLY
EXHIBIT                                                                                      NUMBERED
    NO.                 DESCRIPTION                                                           FILING

1.                      Power of Attorney                                                      _____

2.                      Form of Agreement                                                      _____

                                   SCHEDULE 1


                                                 Number of             Number of           Number of            Number of
                                                Shares With           Shares With         Shares With          Shares With
                            Number and       Respect to Which     Respect to Which     Respect to Which      Respect to Which
                           Percentage of        the Filing        the Filing Person    the Filing Person     the Filing Person
                          Class of Shares       Person Has            Has Shared           Has Sole            Has Shared
    Name of                Beneficially         Sole Voting             Voting            Dispositive          Dispositive
 Filing Person                 Owned               Power                 Power               Power                Power
 -------------                 -----               -----                 -----               -----                -----
Ronald A. Weyers            166,666.67          166,666.67               -0-             166,666.67                -0-
Jeffrey J. Weyers           166,666.67          166,666.67               -0-             166,666.67                -0-
Robert J. Weyers            166,666.67          166,666.67               -0-             166,666.67                -0-
Robert O. Rolfe             133,333.33          133,333.33               -0-             133,333.33                -0-
Jimmie H. Harvey,
M.D.                        334,933.33          334,933.33               -0-             334,933.33                -0-
Paul A. Klister             100,000.00          100,000.00               -0-             100,000.00                -0-
David A. Twiford IRT         33,333.33           33,333.33               -0-              33,333.33                -0-